Exhibit 11

              Weighted Average Common Shares and Common Equivalents Outstanding
                                     Computations of Earnings Per Share


                                        For the three months ended        For the nine months ended
                                        October 31      October 31        October 31      October 31
                                            1996            1995              1996            1995
                                            ----            ----              ----            ----
Primary earnings per share:

Net income                          $      211,000   $    (169,000)   $      257,000   $    (319,000)
                                    ==============   =============    ==============   =============

Weighted average common shares
    outstanding                          3,801,000       3,799,000         3,801,000       3,797,000
                                    ==============   =============    ==============   =============


Primary earnings (loss) per share   $         0.06   $       (0.04)   $         0.07   $       (0.08)
                                    ==============   =============    ==============   =============



     There are no other common stock equivalents; therefore, primary and fully diluted earnings per share are equal.


































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